CONTENTS




1.    Definitions and Interpretation........................................   1

2.    The Funding (Current Issuer) GIC Account and Deposits.................   2

3.    Interest..............................................................   2

4.    Transfers, Withdrawals and Enforcement of the Funding Security........   3

5.    Withholding...........................................................   4

6.    Termination...........................................................   4

7.    Acknowledgement by the Funding GIC Provider...........................   5

8.    Payments..............................................................   5

9.    Fee...................................................................   5

10.   Representations, Warranties and Covenants of the Funding GIC Provider.   5

11.   No Enforcement and Limited Recourse...................................   5

12.   Non Petition Covenant.................................................   7

13.   Notices...............................................................   7

14.   Incorporation of Provisions from the Funding (Current Issuer) Bank
      Account Agreement.....................................................   8

15.   Security Trustee as a Party...........................................   8

16.   Governing Law and Jurisdiction; Process Agents; Appropriate Forum.....   8


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
                                                              EXECUTION VERSION






                               DATED 21 MAY 2003



                        GRANITE FINANCE FUNDING LIMITED
                                  as Funding



                               NORTHERN ROCK PLC
                                as Cash Manager



                              LLOYDS TSB BANK PLC
                            as Funding GIC Provider



                                    - AND -



                             THE BANK OF NEW YORK
                              as Security Trustee




                                   ----------
                           FUNDING (03-2) GUARANTEED
                              INVESTMENT CONTRACT
                                   ----------








                          SIDLEY AUSTIN BROWN & WOOD
                             1 THREADNEEDLE STREET
                               LONDON  EC2R  8AW
                            TELEPHONE 020 7360 3600
                            FACSIMILE 020 7626 7937
                              REF:30507-17/590754

THIS AGREEMENT is made on 21 May 2003

BETWEEN:

(1) GRANITE FINANCE FUNDING LIMITED (registered number 79308), a private limited company incorporated under the laws of Jersey but acting out of its branch office established in England (registered overseas company number FC022999 and branch number BR005916) at 4 Royal Mint Court, London EC3N 4HJ as Funding;

(2) NORTHERN ROCK PLC (registered number 3273685), a public limited company incorporated under the laws of England and Wales whose registered office is at Northern Rock House, Gosforth, Newcastle upon Tyne NE3 4PL in its capacity as Cash Manager;

(3) LLOYDS TSB BANK PLC, a company incorporated in England and Wales under registered number 2065, acting through its office at Treasury Division, 25 Monument Street, London EC2R 8BQ in its capacity as the Funding GIC Provider; and

(4) THE BANK OF NEW YORK, whose principal office is at 48th Floor, One Canada Square, London E14 5AL, in its capacity as Security Trustee.

WHEREAS:

(A) The Seller has assigned the Additional Assigned Mortgage Portfolio to the Mortgages Trustee (as trustee for the Seller and Funding upon the terms of the Mortgages Trust) pursuant to the terms of the Mortgage Sale Agreement. Funding proposes to fund its Initial Consideration to the Mortgages Trustee for the increase in the Funding Share of the Trust Property by drawing the Current Issuer Intercompany Loan, which in turn has been funded by the Current Issuer by the proceeds of the Current Issuer Notes issued by the Current Issuer.

(B) The Cash Manager provides Cash Management Services in connection with the business of the Mortgages Trustee and Funding pursuant to the Cash Management Agreement.

(C) The Cash Management Agreement provides that Funding shall invest its liquid funds from time to time in interest bearing accounts and the Funding GIC Provider is willing to provide such an account pursuant to and on the terms of this Agreement and the Funding (Current Issuer) Bank Account Agreement.

(D) Funding's liquid funds shall include all amounts required to be held by Funding as reserve funds in respect of the Current Issuer and standing at any time to the credit of the Current Issuer Reserve Fund Ledger or the Current Issuer Liquidity Reserve Ledger, if any, of the Current Issuer and which are not invested in Authorised Investments.

IT IS HEREBY AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   The provisions of:

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

      (a) the Master Definitions Schedule as amended and restated by (and appearing in Appendix 1 to) the Master Definitions Schedule Fifth Amendment Deed made on 21 May 2003 between, among others, the Seller, Funding and the Mortgages Trustee, and

      (b) the Issuer Master Definitions Schedule signed for the purposes of identification by Sidley Austin Brown & Wood and Allen & Overy on 21 May 2003,

      (as the same have been and may be amended, varied or supplemented from time to time with the consent of the parties hereto) are expressly and specifically incorporated into and shall apply to this Agreement. The Issuer Master Definitions Schedule specified above shall prevail to the extent that it conflicts with the Master Definitions Schedule.

2.    THE FUNDING (CURRENT ISSUER) GIC ACCOUNT AND DEPOSITS

2.1 THE FUNDING (CURRENT ISSUER) GIC ACCOUNT: The Funding GIC Provider confirms that (i) (on the instructions of Funding) the Funding (Current Issuer) GIC Account has been opened in its books in the name of Funding,
      (ii) it has received from Funding a duly completed account mandate in the form set out in Schedule 1 to the Funding (Current Issuer) Bank Account Agreement, and (iii) it agrees to accept on deposit in the Funding (Current Issuer) GIC Account all monies transferred from time to time to that Account, subject to and upon the terms of this Agreement, the Funding (Current Issuer) Bank Account Agreement, the Cash Management Agreement and the Funding Deed of Charge.

2.2 DEPOSITS: Subject to and upon the terms of this Agreement, the Funding (Current Issuer) Bank Account Agreement, the Cash Management Agreement and the Funding Deed of Charge, on each Payment Date or other date on which in accordance with the relevant Funding Priority of Payments any amount of Issuer Allocable Revenue Receipts and/or Issuer Allocable Principal Receipts which are allocable to the Current Issuer is required to be credited to the Current Issuer Reserve Fund and/or the Current Issuer Liquidity Reserve Fund (if any) of the Current Issuer, Funding or the Cash Manager on behalf of Funding will deposit such amount into the Funding (Current Issuer) GIC Account and the Funding GIC Provider agrees to accept such monies so transferred on deposit in the Funding (Current Issuer) GIC Account, subject to and upon the terms of this Agreement, the Funding (Current Issuer) Bank Account Agreement, the Cash Management Agreement and the Funding Deed of Charge.

3.    INTEREST

3.1 INTEREST: Subject as provided in Clause 3.2 below, interest shall accrue from day to day on the balance from time to time of the Funding (Current Issuer) GIC Account (the "FUNDING (CURRENT ISSUER) GIC BALANCE") from (and including) each Payment Date (or, in the case of the first interest period, the Closing Date) to (but excluding) the immediately succeeding Payment Date (or, in the case of the first interest period, the first Payment Date) and shall be paid quarterly on the London Business Day immediately preceding each Payment Date at a rate of interest per annum equal to LIBOR for three-month sterling deposits (which, for the purpose of this Agreement, shall be the rate determined by the Funding GIC Provider (and not the Agent Bank)
      minus 0.375 per cent. (the "FUNDING (CURRENT ISSUER) GIC RATE") (calculated on the basis of the actual number of days elapsed and a 365 day year) by payment for value on the same day to the Funding (Current Issuer) GIC Account or to such other account as Funding or the Cash Manager shall specify.

3.2 NO ACCRUAL: Interest shall not accrue on any amount deposited into the Funding (Current Issuer) GIC Account on the day on which it is so deposited unless that amount is deposited into the Funding (Current Issuer) GIC Account by 11.00 a.m. London time on that day.

3.3 NOTIFICATION OF THE FUNDING (CURRENT ISSUER) GIC RATE: On or as soon as reasonably practicable after each Payment Date and following determination of the applicable LIBOR rate, the Funding GIC Provider will inform Funding and the Cash Manager of the Funding (Current Issuer) GIC Rate which shall apply for the relevant interest period.

3.4 PAYMENT: On any day on which interest is payable by the Funding GIC Provider under this Agreement, the Funding GIC Provider shall pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business on that day.

4.    TRANSFERS, WITHDRAWALS AND ENFORCEMENT OF THE FUNDING SECURITY

4.1 TRANSFER TO FUNDING TRANSACTION ACCOUNT: Subject to the provisions of and only to the extent permitted under the Cash Management Agreement and the Funding Deed of Charge, Funding or the Cash Manager on behalf of Funding may on any London Business Day give notice to the Funding GIC Provider that it wishes to transfer on such date to the Funding Transaction Account from the Funding (Current Issuer) GIC Account all or such part of the Funding (Current Issuer) GIC Balance as Funding or the Cash Manager shall notify to the Funding GIC Provider and (subject to there being sufficient funds in the Funding (Current Issuer) GIC Account) the Funding GIC Provider shall comply with such notice and pay the amount specified in such notice to the Funding Transaction Account.

4.2 CONSENT OF SECURITY TRUSTEE: Unless the Funding GIC Provider has received the prior written consent of the Security Trustee, the Funding GIC Provider is authorised only to permit (so far as the same is within its control) withdrawals from the Funding (Current Issuer) GIC Account for the purposes of making a transfer to the Funding Transaction Account and unless Funding or the Cash Manager has received the prior written consent of the Security Trustee neither Funding nor the Cash Manager will request any withdrawal or transfer for any other purpose.

4.3 NO NEGATIVE BALANCE: Neither Funding nor the Cash Manager will request any withdrawal from the Funding (Current Issuer) GIC Account if to do so would cause the Funding (Current Issuer) GIC Account to have a negative balance.

4.4 INSTRUCTIONS FROM CASH MANAGER: Pursuant to the Cash Management Agreement, Funding has appointed the Cash Manager as its agent to administer, inter alia, the Funding (Current Issuer) GIC Account and to exercise Funding's rights and to act as Funding's agent under this Agreement. The Funding GIC Provider agrees and confirms that it will, unless otherwise notified in writing by the Security Trustee

      (including in the circumstances provided under Clause 4.5 (Direction from Security Trustee) below), act in accordance with the written instructions given by the Cash Manager on behalf of Funding in the administration and operation of the Funding (Current Issuer) GIC Account, and, in the event of being so notified in writing by the Security Trustee, it will act in accordance with the instructions given by the Security Trustee.
      Nevertheless, Funding, the Cash Manager and the Security Trustee acknowledge and agree that the Funding GIC Provider shall not be liable for any instructions given by any of Funding, the Cash Manager or the Security Trustee.

4.5 DIRECTION FROM SECURITY TRUSTEE: If the Funding GIC Provider receives notice in writing from the Security Trustee to the effect that (a) the Security Trustee has served an Intercompany Loan Enforcement Notice or
      (b) the appointment of Northern Rock as Cash Manager under the Cash Management Agreement has been terminated, then, save as otherwise expressly provided under the Funding (Current Issuer) Bank Account Agreement, the Funding GIC Provider agrees that it shall, upon receipt of such notice from the Security Trustee, comply with the directions of the Security Trustee or any successor cash manager appointed by the Security Trustee (subject to such successor cash manager having entered into an agreement with the relevant Account Bank on substantially the same terms as this Agreement) in relation to the operation of the Funding (Current Issuer) GIC Account.

5.    WITHHOLDING

      The parties agree that Clause 14 (Withholding) of the Funding (Current Issuer) Bank Account Agreement shall, to the extent that it relates to the Funding (Current Issuer) GIC Account, be incorporated in and shall apply, mutatis mutandis, to this Agreement (and for this purpose references to any "ACCOUNT BANK" shall be deemed to be replaced by the "FUNDING GIC PROVIDER") such that all payments to be made by the Funding GIC Provider hereunder will be made upon the terms and subject to the same conditions as are set out in Clause 14 (Withholding) of the Funding (Current Issuer) Bank Account Agreement.

6.    TERMINATION

6.1 AUTOMATIC TERMINATION: This Agreement shall terminate automatically upon termination of the Funding (Current Issuer) Bank Account Agreement in accordance with its terms and/or the closing of the Funding (Current Issuer) GIC Account in accordance with the Funding (Current Issuer) Bank Account Agreement, subject to the fulfilment of any requirement thereunder (if any) for the appointment of a financial institution or financial institutions (with a short-term, unguaranteed and unsubordinated debt obligation rating of at least A-1+ (in the case of S&P), P-1 (in the case of Moody's) and F1+ (in the case of Fitch)) under agreements in form and substance similar to the Funding (Current Issuer) Bank Account Agreement and/or this Agreement, as applicable.

6.2 PAYMENT ON TERMINATION: On the date of termination of this Agreement, the Funding GIC Provider shall pay to or to the order of the Cash Manager or (as required hereunder and/or under the Funding Deed of Charge) the Security Trustee, all amounts standing to the credit of the Funding (Current Issuer) GIC Account with interest accrued thereon to (but excluding) the date of actual payment.

7.    ACKNOWLEDGEMENT BY THE FUNDING GIC PROVIDER

      The Funding  GIC  Provider  acknowledges  and  agrees  that  all  of  the restrictions on the rights of any Account Bank under, and the acknowledgements made by any Account Bank under, Clause 5 (Acknowledgement by the Account Bank) of the Funding (Current Issuer) Bank Account Agreement shall, to the extent that the same shall apply to the Funding (Current Issuer) GIC Account, be incorporated in and shall apply, mutatis mutandis, to this Agreement (and for this purpose references to any "ACCOUNT BANK" shall be deemed to be replaced by the "FUNDING GIC PROVIDER") such that the Funding GIC Provider hereby makes the same acknowledgements in respect of the Funding (Current Issuer) GIC Account and acknowledges and agrees to the same restrictions in respect of its rights.

8.    PAYMENTS

      Payments required to be made hereunder shall be made in accordance with the provisions of the Funding (Current Issuer) Bank Account Agreement.

9.    FEE

      Funding shall pay the Funding GIC Provider on the date of this Agreement a fee as separately agreed by Funding and the Funding GIC Provider in respect of the services provided pursuant to this Agreement which shall include the reasonable legal costs and expenses of the Funding GIC Provider in connection with the negotiation and execution of this Agreement and the Funding (Current Issuer) Bank Account Agreement.

10.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUNDING GIC PROVIDER

10.1 The Funding GIC Provider hereby represents and warrants, on the date hereof and on each date on which an amount is credited to the Funding (Current Issuer) GIC Account, that:

      (a)   it is duly incorporated under the laws of England and Wales;

      (b) it is an institution authorised to carry on banking business, including accepting deposits under the Financial Services and Markets Act 2000; and

      (c) it is a "bank" for the purposes of Section 349 of the Income and Corporation Taxes Act 1988.

10.2  The  Funding  GIC  Provider  shall immediately  notify  Funding  and  the
      Security Trustee in the event that any of the representations and warranties set out in this Clause 10 ceases to be true.

10.3 The Funding GIC Provider shall provide such information or evidence relating to the Funding (Current Issuer) GIC Account as the Security Trustee or Cash Manager may require.

11.   NO ENFORCEMENT AND LIMITED RECOURSE

11.1 The Funding GIC Provider hereby undertakes to each of the other parties hereto that:

      (a) only the Security Trustee may enforce the security created in favour of the Security Trustee under or pursuant to the Funding Deed of Charge in accordance with the provisions thereof;

      (b) notwithstanding any other provision of this Agreement or any other Transaction Document, no sum due or owing to the Funding GIC Provider from or by Funding under this Agreement shall be payable by Funding except to the extent that Funding has sufficient funds available or (following enforcement of the Funding Security) the Security Trustee has realised sufficient funds from the Funding Security to pay such sum subject to and in accordance with the relevant Funding Priority of Payments and provided that all liabilities of Funding required to be paid in priority thereto or pari passu therewith pursuant to such Funding Priority of Payments have been paid, discharged and/or otherwise provided for in full;

      (c) it shall not take any steps for the purpose of recovering any amount payable under this Agreement (including, without limitation, by exercising any rights of set-off) or enforcing any rights arising out of this Agreement against Funding and it shall not take any steps or legal proceedings for the winding-up, dissolution or reorganisation of, or the institution of insolvency proceedings against, Funding or for the appointment of a receiver, administrator, liquidator or similar officer of Funding in respect of any or all of its revenues except to the extent expressly permitted under the Funding Deed of Charge; and

      (d) following any enforcement of the Funding Security, it will hold on trust for, and will pay to, the Security Trustee or the Receiver, as the case may be, all monies received or recovered by it (whether by way of set-off or otherwise) other than monies owing to it and paid to it in accordance with the Funding Post- Enforcement Priority of Payments, in order that such monies may be applied by the Security Trustee or the Receiver in accordance with the Funding Post-Enforcement Priority of Payments.

11.2 CORPORATE OBLIGATIONS: To the extent permitted by law, no recourse under any obligation, covenant, or agreement of any person contained in this Agreement shall be had against any shareholder, officer or director of such person as such, by the enforcement of any assessment or by any legal proceedings, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of each person expressed to be a party hereto and no personal liability shall attach to or be incurred by the shareholders, officers, agents or directors of such person as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such person contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such person of any of such obligations, covenants or agreements, either under any applicable law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by each person expressed to be a party hereto as a condition of and consideration for the execution of this Agreement.

11.3 FUNDING DEED OF CHARGE: The provision of Clause 6 (Restrictions on Exercise of Certain Rights) of the Funding Deed of Charge shall prevail in the event that and to the extent that they conflict with the provisions of this Clause 11 and the provisions of Clause 12 (Non Petition Covenant).


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

12.   NON PETITION COVENANT

      Each of the parties hereto hereby agrees that it shall not institute against Funding, any winding-up, administration, insolvency or similar proceedings in any jurisdiction for so long as any sum is outstanding under any Intercompany Loan Agreement of any Issuer or for two years plus one day since the last day on which any such sum was outstanding provided that the Security Trustee may prove or lodge a claim in the event of a liquidation initiated by any other person.

13.   NOTICES

13.1 NOTICES: Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or facsimile transmission and shall be deemed to be given (in the case of facsimile transmission) when despatched, (where delivered by hand) on the day of delivery if delivered before 17.00 hours (London time) on a London Business Day or on the next London Business Day if delivered thereafter or on a day which is not a London Business Day or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

      (a) in the case of Funding, to Granite Finance Funding Limited at 4 Royal Mint Court, London EC3N 4HJ (facsimile number 020 7073 7874) for the attention of the Company Secretary, with a copy to Northern Rock plc, Northern Rock House, Gosforth, Newcastle upon Tyne NE3 4PL, (facsimile number 0191 213 2203), for the attention of the Group Secretary;

      (b) in the case of the Funding GIC Provider, to Lloyds TSB at 25 Monument Street, London EC3R 8BQ (facsimile number, 0207 623 2338) for the attention of Graham Sparry, Treasury Division;

      (c) in the case of the Cash Manager, to Northern Rock plc at Northern Rock House, Gosforth, Newcastle upon Tyne NE3 4PL (facsimile number 0191 213 2203) for the attention of the Group Secretary;

      (d) in the case of the Security Trustee, to The Bank Of New York, 48th Floor, One Canada Square, London E14 5AL (facsimile number 020 7964
            6399) for the attention of Corporate Trust (Global Structured Finance);

      or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Clause 13.

13.2 ILLEGIBLE INSTRUCTIONS: Notwithstanding the provisions of Clause 13.1 (Notices), instructions to the Funding GIC Provider to effect transfers and/or payment on any date will not be deemed to have been delivered unless and until actual receipt of such instructions in legible form by the Funding GIC Provider.

13.3 NOTIFICATION OF ILLEGIBILITY: The Funding GIC Provider covenants and undertakes that, upon receipt of any instructions in illegible form, it will immediately notify the party from whom such instructions were received.

14. INCORPORATION OF PROVISIONS FROM THE FUNDING (CURRENT ISSUER) BANK ACCOUNT AGREEMENT

      The parties hereby agree that to the extent that the same shall apply to the Funding (Current Issuer) GIC Account, Clauses 16 (Entire Agreement), Clause 17 (Variation and Wavier), Clause 18 (Assignment), Clause 19 (The Security Trustee), Clause 20 (New Intercompany Loan Agreements), Clause 21 (Exclusion of Third Party Rights) and Clause 22 (Counterparts) of the Funding (Current Issuer) Bank Account Agreement shall be incorporated in and shall apply, mutatis mutandis, to this Agreement and shall bind the parties hereto as though set out in full in this Agreement (and for this purpose references to any "ACCOUNT BANK" shall be deemed to be replaced by the "FUNDING GIC PROVIDER").

15.   SECURITY TRUSTEE AS A PARTY

      The Security Trustee has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement and the Security Trustee shall assume no liability whatsoever to Funding, the Funding GIC Provider or the Cash Manager.

16.   GOVERNING LAW AND JURISDICTION; PROCESS AGENTS; APPROPRIATE FORUM

16.1 GOVERNING LAW: This Agreement is governed by, and shall be construed in accordance with, English law.

16.2 JURISDICTION: Each of the parties hereto irrevocably agrees that the courts of England are to have jurisdiction to settle any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submit to the jurisdiction of such courts.

16.3 PROCESS AGENTS: Funding irrevocably and unconditionally appoints Mourant & Co. Capital (SPV) Limited at 4 Royal Mint Court, London EC3N 4HJ or otherwise at the registered office for Mourant & Co. Capital (SPV) Limited for the time being as its agent for service of process in England in respect of any proceedings in respect of this Agreement and undertakes that in the event of Mourant & Co. Capital (SPV) Limited ceasing so to act it will appoint another person with a registered office in London as its agent for service of process.

16.4 APPROPRIATE FORUM: Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

                                EXECUTION PAGE

AS WITNESS, the hands of the duly authorised representatives of the parties hereto the day and year first before written:

FUNDING

EXECUTED BY                                            By
GRANITE FINANCE FUNDING LIMITED                          --------------------------------
AS FOLLOWS:                                            Duly Authorised Attorney/Signatory
Signed for and on its behalf by one of its duly
authorised attorneys/signatories
                                                       Name
                                                       ----------------------------------


THE FUNDING GIC PROVIDER

EXECUTED BY                                            By
LLOYDS TSB BANK PLC                                      --------------------------------
AS FOLLOWS:                                            Duly Authorised Attorney/Signatory
Signed for and on its behalf by one of its duly
authorised attorneys/signatories
                                                       Name
                                                       ----------------------------------



THE CASH MANAGER

EXECUTED BY                                            By
NORTHERN ROCK PLC                                        --------------------------------
AS FOLLOWS:                                            Duly Authorised Attorney/Signatory
Signed for and on its behalf by one of its duly
authorised attorneys/signatories
                                                       Name
                                                       ----------------------------------



THE SECURITY TRUSTEE

EXECUTED BY                                            By
THE BANK OF NEW YORK                                     --------------------------------
AS FOLLOWS:                                            Duly Authorised Attorney/Signatory
Signed for and on its behalf by one of its duly
authorised attorneys/signatories
                                                       Name
                                                       ----------------------------------
